AMENDED PRIVATE EQUITY CREDIT AGREEMENT



                                 BY AND BETWEEN


                        IMAGING DIAGNOSTIC SYSTEMS, INC.


                                       AND


                               CHARLTON AVENUE LLC




                                   Dated as of

                                November 30, 2000

         THIS AMENDED PRIVATE EQUITY CREDIT AGREEMENT is entered into as of the 30th day of November, 2000 (this "AGREEMENT"), by and between CHARLTON AVENUE LLC, a limited liability company organized and existing under the laws of The Cayman Islands ("INVESTOR"), and IMAGING DIAGNOSTIC SYSTEMS, INC., a corporation organized and existing under the laws of the State of Florida (the "COMPANY") and replaces and supersedes the PRIVATE EQUITY CREDIT AGREEMENT dated as of August 17, 2000 between the INVESTOR and the COMPANY.


         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to Investor, from time to time as provided herein, and Investor shall purchase, up to Twenty-Five Million Dollars ($25,000,000) of the Common Stock (as defined below); and

         WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("SECTION 4(2)") of the Securities Act of 1933, Regulation D and Regulation S, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1 DEFINED TERMS as used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined)

                  "ADDITIONAL CLOSING DATE" shall mean the date of the closing of the purchase and sale of the Additional Common Stock, as the case may be.

                  "AGREEMENT" shall have the meaning specified in the preamble hereof.

                  "BID PRICE" shall mean the closing bid price of the Common Stock on the Principal Market.

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

                  "BLACKOUT NOTICE" shall have the meaning specified in the Registration Rights Agreement.

                  "BLACKOUT SHARES" shall have the meaning specified in Section 2.6

                  "BY-LAWS" shall have the meaning specified in Section 4.8.

                  "CERTIFICATE" shall have the meaning specified in Section 4.8.

                  "CLAIM NOTICE" shall have the meaning specified in Section 9.3(a).

                  "CLOSING" shall mean one of the closings of a purchase and sale of shares of Common Stock pursuant to Section 2.3.

                  "CLOSING DATE" shall mean, with respect to a Closing, the eleventh (11th) Day following the Put Date related to such Closing, or such earlier date as the Company and Investor shall agree, provided all conditions to such Closing have been satisfied on or before such Trading Day.


                  "COMMITMENT PERIOD" shall mean the period commencing on the Effective Date, and ending on the earlier of (i) the date on which Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Section 2.5, or (iii) the date occurring twelve (12) months from the date of commencement of the Commitment Period.


                  "COMMON STOCK" shall mean the Company's common stock, no par value per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

                  "COMMON STOCK EQUIVALENTS" shall mean any securities that are convertible into or exchangeable for Common Stock or any options or other rights to subscribe for or purchase Common Stock or any such convertible or exchangeable securities.

                  "COMPANY" shall have the meaning specified in the preamble to this Agreement.

                  "CONDITION SATISFACTION DATE" shall have the meaning specified in Section 7.2.

                  "DAMAGES" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

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                  "DISCOUNT" shall mean nine percent (9%).

                  "DISPUTE PERIOD" shall have the meaning specified in Section 9.3(a).

                  "DTC" shall the meaning specified in Section 2.3.

                  "DWAC" shall the meaning specified in Section 2.3.

                  "EFFECTIVE DATE" shall mean the date on which the SEC first declares effective a Registration Statement registering resale of the Registrable Securities as set forth in Section 7.2(a).

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of1934 and the rules and regulations promulgated thereunder.

                  "FAST" shall the meaning specified in Section 2.3.

                  "INDEMNIFIED PARTY" shall have the meaning specified in
Section 9.3(a).

                  "INDEMNIFYING PARTY" shall have the meaning specified in
Section 9.3(a).

                  "INDEMNITY NOTICE" shall have the meaning specified in Section 9.3(b).

                  "INITIAL REGISTRABLE SECURITIES" shall have the meaning specified in the Registration Rights Agreement.

                  "INITIAL REGISTRATION STATEMENT" shall have the meaning specified in the Registration Rights Agreement.

                  "INVESTMENT AMOUNT" shall mean the dollar amount (within the range specified in Section 2.2) to be invested by Investor to purchase Put Shares with respect to any Put Date as notified by the Company to Investor in accordance with Section 2.2.

                  "INVESTOR" shall have the meaning specified in the preamble to this Agreement.

                  "LEGEND" shall have the meaning specified in Section 8.1.

                  "MARKET PRICE" on any given date shall mean the average of the Bid Prices (not necessarily consecutive) for any three (3) Trading Days during the ten (10) trading day period immediately following the Put Date.

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

                  "MINIMUM COMMITMENT AMOUNT" shall mean Ten Million Dollars ($10,000,000).

                  "MAXIMUM COMMITMENT AMOUNT" shall mean Twenty-Five Million Dollars ($25,000,000).

                  "MATERIAL ADVERSE EFFECT" shall mean any effect on the business, operations, properties, prospects or financial condition of the Company that is material and adverse to the Company or to the Company and such other entities controlling or controlled by the Company, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under any of (a) this Agreement and (b) the Registration Rights Agreement.


                  "MAXIMUM PUT AMOUNT" shall mean, with respect to any Put, the lesser of (a) One Million Dollars ($1,000,000), or (b)One Hundred Fifty (150%) percent of the Weighted Average Volume for the fifteen (15) trading days immediately preceding each of the Put Date and the Closing Date.


                  "MINIMUM PUT AMOUNT" shall mean, with respect to any Put, Two Hundred Fifty Thousand Dollars ($250,000.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

                  "NEW BID PRICE" shall have the meaning specified in Section2.6.

                  "OLD BID PRICE" shall have the meaning specified in Section2.6.

                  "OUTSTANDING" shall mean, with respect to the Common Stock, at any date as of which the number of shares of Common Stock is to be determined, all issued and outstanding shares of Common Stock, including all shares of Common Stock issuable in respect of outstanding convertible securities, scrip or any certificates representing fractional interests in shares of Common Stock; provided, however, that Outstanding shall not include any shares of Common Stock then directly or indirectly owned or held by or for the account of the Company.

                  "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over the Counter Bulletin Board, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

                  "PURCHASE PRICE" shall mean, with respect to a Put, the Market Price on the applicable Put Date (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement) less the product of the Discount and the Market Price.

                  "PUT" shall mean each occasion that the Company elects to exercise its right to tender a Put Notice requiring Investor to purchase shares of Common Stock, subject to the terms and conditions of this Agreement.

                  "PUT DATE" shall mean the Trading Day during the Commitment Period that a Put Notice is deemed delivered pursuant to Section 2.2(b).

                  "PUT NOTICE" shall mean a written notice, substantially in the form of Exhibit B hereto, to Investor setting forth the Investment Amount with respect to which the Company intends to require Investor to purchase shares of Common Stock pursuant to the terms of this Agreement. "PUT SHARES" shall mean all shares of Common Stock issued or issuable pursuant to a Put that has been exercised or may be exercised in accordance with the terms and conditions of this Agreement.

                  "REGISTRABLE SECURITIES" shall mean the (a) Put Shares, (b) the Blackout Shares and (c) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a Registration Statement has been declared effective by the SEC and such Registrable Securities have been disposed of pursuant to a Registration Statement, (ii) such Registrable Securities have been sold under circumstances under which all of the applicable conditions of Rule 144 are met, (iii) such time as such Registrable Securities have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the

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

Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iv) in the opinion of counsel to the Company, which counsel shall be reasonably acceptable to Investor, such Registrable Securities may be sold without registration under the Securities Actor the need for an exemption from any such registration requirements and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean the registration rights agreement in the form of Exhibit A hereto.

                  "REGISTRATION STATEMENT" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement and in accordance with the intended method of distribution of such securities), for the registration of the resale by Investor of the Registrable Securities under the Securities Act.

                  "REGULATION D" shall have the meaning specified in the recitals of this Agreement.

                  "REGULATION S" shall have the meaning specified in the recitals of this Agreement.

                  "REMAINING PUT SHARES" shall have the meaning specified in
Section 2.6.
                  "RULE 144" shall mean Rule 144 under the Securities Act or any similar provision then in force under the Securities Act.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "SECTION 4(2)" shall have the meaning specified in the recitals of this Agreement.

                  "SECURITIES ACT" shall have the meaning specified in the recitals of this Agreement.

                  "SEC DOCUMENTS" shall mean, as of a particular date, all reports and other documents file by the Company pursuant to Section 13(a) or

15(d) of the Exchange Act since the beginning of the Company's then most recently completed fiscal year as of the time in question (provided that if the date in question is within ninety days of the beginning of the Company's fiscal year, the term shall include all documents filed since the beginning of the second preceding fiscal year).

                  "SUBSCRIPTION DATE" shall mean the date on which this Agreement is executed and delivered by the Company and Investor.

                  "THIRD PARTY CLAIM" shall have the meaning specified in
Section 9.3(a).

                  "TRADING CUSHION" shall mean a minimum of fifteen (15) Trading Days between Put Dates.

                  "TRADING DAY" shall mean any day during which the Principal Market shall be open for business.

                  "TRANSACTION DOCUMENTS" means the Private Equity Credit Agreement, the Registration Rights Agreement, the Warrant, Closing Certificate, and the Transfer Agent Instructions.

                  "TRANSFER AGENT" shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the Company's appointment of any such substitute or replacement transfer agent).

                  "UNDERWRITER" shall mean any underwriter participating in any disposition of the Registrable Securities on behalf of Investor pursuant to a Registration Statement.

                  "VALUATION EVENT" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

                           (a)      subdivides or combines the Common Stock;
                           (b) pays a dividend in shares of Common Stock or makes any other distribution of shares of Common Stock, except for dividends paid with respect to the Preferred Stock;
                           (c) issues any options or other rights to subscribe for or purchase shares of Common Stock and the price per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such options or other rights shall be less than the Bid Price in effect immediately prior to such issuance;
                           (d)      issues any securities convertible into or

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

                                    exchangeable for shares of Common Stock and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Bid Price in effect immediately prior to such issuance;
                           (e) issues shares of Common Stock otherwise than as provided in the foregoing subsections (a) through (d), at a price per share less, or for other consideration lower, than the Bid Price in effect immediately prior to such issuance, or without consideration;
                           (f) makes a distribution of its assets or evidences of indebtedness to the holders of Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections
                                    (a) through (e); or
                           (g) takes any action affecting the number of Outstanding Common Stock, other than an action described in any of the foregoing subsections (a) through (f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a materially adverse effect upon the rights of Investor at the time of a Put.

                  "VALUATION PERIOD" shall mean the period of ten (10) Trading Days immediately following the date on which the applicable Put Notice is deemed to be delivered and during which the Purchase Price of the Common Stock is valued; provided, however, that if a Valuation Event occurs during any Valuation Period, a new Valuation Period shall begin on the Trading Day immediately after the occurrence of such Valuation Event and end on the tenth (10th) Trading Day thereafter.


                  `WEIGHTED AVERAGE VOLUME" shall mean the average of the Weighted Volume for the relevant days.


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                  "WEIGHTED VOLUME" shall mean the product of (a) the Closing
Bid Price times (b) the volume on the Principal Market.

                                   ARTICLE II
                        PURCHASE AND SALE OF COMMON STOCK

         Section 2.1 INVESTMENTS.

                  (a) PUTS. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), on any Put Date the Company may exercise a Put by the delivery of a Put Notice. The number of Put Shares that Investor shall receive pursuant to such Put shall be determined by dividing the Investment Amount specified in the Put Notice by the Purchase Price with respect to such Put Date.

                  (b) MINIMUM AMOUNT OF PUTS. The Company shall, in accordance with Section 2.2(a), deliver to Investor during the Commitment Period, Put Notices with an aggregate Investment Amount at least equal to the Minimum Commitment Amount. If the Company for any reason fails to issue and deliver such Put Shares during the Commitment Period, on the first Trading Day after the expiration of the Commitment Period, the Company shall wire to Investor a sum in immediately available funds equal to the product of (i) the Minimum Commitment Amount minus the aggregate Investment Amounts of the Put Notices delivered to Investor hereunder, and (ii) the Discount.


                  (c) MAXIMUM AMOUNT OF PUTS. If required by the Principal Market, until the Company obtains the requisite approval of its shareholders in accordance with the corporate laws of the State of Florida and the applicable rules of the Principal Market, no more than 21,796,203 shares of Common Stock (representing approximately 19.9% of the Outstanding Common Stock on the date hereof) may be issued and sold to Investor pursuant to this Agreement.


         Section 2.2  MECHANICS.
                  (a) PUT NOTICE. At any time during the Commitment Period, the Company may deliver a Put Notice to Investor, subject to the conditions set forth in Section 7.2; provided, however, the Investment Amount for each Put as designated by the Company in the applicable Put Notice shall be neither less than the Minimum Put Amount nor more than the Maximum Put Amount.

                  (b) DATE OF DELIVERY OF PUT NOTICE. A Put Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise

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by Investor if such notice is received on or prior to 12:00 noon New York time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 noon New York time on a Trading Day or at anytime on a day which is not a Trading Day.

         Section 2.3 CLOSINGS. On or prior to each Closing Date for a Put, (a) the Company shall deliver to Escrow Agent one or more certificates, at Investor's option, representing the Put Shares to be purchased by Investor pursuant to Section 2.1 herein, registered in the name of Investor and (b) Investor shall deliver to the Escrow Agent the Investment Amount specified in the Put Notice by wire transfer of immediately available funds to an account designated by the Escrow Agent on or before the Closing Date. In lieu of delivering physical certificates representing the Common Stock issuable in accordance with clause (a) of this Section 2.3, and provided that the Transfer Agent then is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of Investor, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit, prior to the Closing Date, the Put Shares by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system, and provide proof satisfactory to the Escrow Agent of such delivery. In addition, on or prior to such Closing Date, each of the Company and Investor shall deliver to the Escrow Agent all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. On the Closing Date and provided all conditions to Closing have been satisfied by the Company, the Escrow agent shall wire transfer to the Company, the Investment Amount, less any applicable fees and expenses.

         Section 2.4    [INTENTIONALLY OMITTED]

         Section 2.5 TERMINATION OF INVESTMENT OBLIGATION. The obligation of Investor pursuant to this Agreement to purchase shares of Common Stock shall terminate permanently (including with respect to a Closing Date that has not yet occurred) in the event that (a) there shall occur any stop order or suspension of the effectiveness of any Registration Statement for an aggregate of thirty
(30)Trading Days during the Commitment Period, for any reason other than deferrals or suspension during a Blackout Period in accordance with the Registration Rights Agreement, as a result of corporate developments subsequent to the Subscription Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the

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disclosure requirements of the Securities Act or (b) the Company shall at any time fail to comply with the requirements of Section 6.3, 6.4, 6.5 or 6.6 and such failure shall continue for more than thirty (30) days.

         Section 2.6 BLACKOUT SHARES. In the event that, (a) within fifteen (15) Trading Days following any Closing Date, the Company gives a Blackout Notice to Investor of a Blackout Period in accordance with the Registration Rights Agreement, and (b) the Bid Price on the Trading Day immediately preceding such Blackout Period ("OLD BID PRICE") is greater than the Bid Price on the first Trading Day following such Blackout Period that Investor may sell its Registrable Securities pursuant to an effective Registration Statement ("NEW BID PRICE"), then the Company shall issue to Investor the number of additional shares of Registrable Securities (the "BLACKOUT SHARES") equal to the difference between (i) the product of the number of Put Shares held by Investor immediately prior to the Blackout Period that were issued on the most recent Closing Date(the "REMAINING PUT SHARES") multiplied by the Old Bid Price, divided by the New Bid Price, and (ii) the Remaining Put Shares.

         Section 2.7 [INTENTIONALLY LEFT BLANK]


    Section 2.8 LIQUIDATED DAMAGES. Each of the Company and Investor acknowledge and agree that the requirement to issue Blackout Shares under Section 2.6 shall give rise to liquidated damages and not penalties. Each of the Company and Investor further acknowledge that (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amounts specified in such Sections bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Investor in connection with the failure by the Company to make Puts with aggregate Purchase Prices totaling at least the Minimum Commitment Amount or in connection with a Blackout Period under the Registration Rights Agreement, and (c) each of the Company and Investor are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                   ARTICLE III


                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         Investor represents and warrants to the Company that:

         Section 3.1 INTENT. Investor is entering into this Agreement for its

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own account and Investor has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, Investor reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

         Section 3.2 SOPHISTICATED INVESTOR. Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Common Stock. Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

         Section 3.3 AUTHORITY. (a) Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby in accordance with its terms; (b) the execution and delivery of this Agreement and the Registration Rights Agreement, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of Investor or its partners is required; and (c) this Agreement has been duly authorized and validly executed and delivered by Investor and is a valid and binding agreement of Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 3.4 NOT AN AFFILIATE. Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

         Section 3.5 ORGANIZATION AND STANDING. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Investor is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a material adverse effect on Investor.

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

         Section 3.6 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and any other document or instrument contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, (b) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, or conflict with or constitute a material default thereunder,
(c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

         Section 3.7 DISCLOSURE; ACCESS TO INFORMATION. Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that has been requested by Investor. Investor has reviewed or received copies of the SEC Documents.

         Section 3.8 MANNER OF SALE. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

         Section 3.9 FINANCIAL CAPABILITY. Investor presently has the financial capacity and the necessary capital to perform its obligations hereunder and shall and has provided to the Company such financial and other information that the Company has requested to demonstrate such capacity.

         Section 3.10      (a)      OFFSHORE TRANSACTION.

                  (i) Investor is not a U.S. person as that term is defined under Regulation S of the Rules and Regulations of the Securities Exchange Act.

                  (ii) Investor is outside the United States as of the date of the execution and delivery of this Agreement.

                  (iii) Investor is purchasing the Put Shares for its own account and not on behalf of any

                                    U.S. person, and has not pre-arranged any sale with purchaser in the United States.

                  (iv) Investor represents and warrants and hereby agrees that all offers and sales of the Common Stock prior to the expiration of a period commencing on the date of the transaction and ending after the Distribution Compliance Period shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to registration of securities under the Securities Act of 1933 or pursuant to an exemption from registration, and all offers and sales after the expiration of the Distribution Compliance Period shall be made only pursuant to such registration or to such exemption from registration.

                  (v) Investor understands that in the view of the SEC the statutory basis for the exemption claimed for this transaction would not be present if the offering of Securities, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Investor is acquiring the Securities for investment purposes and has no present intention to sell the Shares in the United States or to a U.S. Person or for the account or benefit of a U.S. Person either now or after the expiration of the Distribution Compliance Period.

                  (vi) Investor is not an underwriter of, or dealer in, the Securities, and Investor is not participating, pursuant to a contractual agreement, in the distribution of Shares.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Investor that, except as disclosed in the SEC Documents:

         Section 4.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company does not own more than fifty percent (50%) of the outstanding capital stock of or control any other business entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

         Section 4.2 AUTHORITY. (a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement and to issue the Put Shares and the Blackout Shares, if any; (b) the execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (c) each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.


         Section 4.3 CAPITALIZATION. As of November 30, 2000, the authorized capital stock of the Company consisted of 150,000,000 shares of Common Stock, of which 109,528,666 shares were issued and outstanding, and 2,000,000 shares of Preferred stock, of which 500 shares designated as Series K Convertible Preferred were issued and outstanding. Except for (a) options to purchase approximately 7,925,708 shares of Common Stock with exercises prices ranging between $.35 and $.65 per share; (b) warrants to purchase 393,125 shares of Common Stock with an exercise price ranging between $.50 to $1.63 per share as set forth in Schedule 4.3, and (c) 400 shares of Series K Convertible Preferred Stock, there were no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.


         Section 4.4 COMMON STOCK. The Company has registered the Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing or quotation of the Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. As of the date of this Agreement, the Principal Market is the [Nasdaq National Market]. The Company meets the registration requirements for filing of Form S-3.

         Section 4.5 SEC DOCUMENTS. The Company has delivered or made available to Investor true and complete copies of the SEC Documents (including, without limitation, proxy information and solicitation materials). To the best of Company's knowledge, the Company has not provided to Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         Section 4.6 EXEMPTION FROM REGISTRATION; VALID ISSUANCES. To the best of Company's knowledge, the sale and issuance of the Put Shares and the Blackout Shares, if any, in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued by the Company to Investor pursuant to Section 4(2), Regulation D and/or any applicable state law. When issued and paid for as herein provided, the Put Shares, and the Blackout Shares, if any, shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Put Shares or the Blackout Shares, if any, pursuant to, nor the Company's performance of its obligations under, this Agreement or the Registration Rights Agreement shall (a) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares or the Blackout Shares, if any, or any of the assets of the Company, or (b) entitle the holders of Outstanding Common Stock to preemptive or other rights to subscribe to or acquire the Common Stock or other securities of the Company. The Put Shares and the Blackout Shares, if any, shall not subject Investor to personal liability by reason of the ownership thereof.

         Section 4.7 NO GENERAL SOLICITATION OR ADVERTISING IN REGARD TO THIS TRANSACTION. Neither the Company nor any of its affiliates nor any person acting on its or their behalf (a) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Put Shares or the Blackout Shares, if any, or (b) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Common Stock under the Securities Act.

         Section 4.8 CORPORATE DOCUMENTS. The Company has furnished or made available to Investor true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "CERTIFICATE"), and the Company's By-Laws, as amended and in effect on the date hereof (the "BY-LAWS").

         Section 4.9 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Put Shares and the Blackout Shares, if any, do not and will not (a) result in a violation of the Certificate or By-Laws or (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations)applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing; provided, however, that for purposes of the Company's representations and warranties as to violations of foreign law, rule or regulation referenced in clause (c), such representations and warranties are made only to the best of the Company's knowledge insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock in accordance with the terms hereof(other than any SEC, NASD or state securities filings that may be required to be made by the Company subsequent to any Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the Over The Counter Bulletin Board); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

         Section 4.10 NO MATERIAL ADVERSE CHANGE. Since May 19, 2000, no event, except:

On May 1, 2000 the Company filed a civil lawsuit for defamation against DOE 1 a/k/a DEIGHTON and DOE 2 a/k/a docpatel in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, Case no. CACE 00-006881
(04). A notice of final judgment against defendant Steven Cortopassi a/k/a "docpatel" was ordered by the Honorable Patricia Cocalis in and for the Circuit Court of the 17th Judicial Circuit, Broward County, Florida on July 12, 2000. The lawsuit against a/k/a Deighton is still pending.

On June 16, 2000 the Company filed a civil lawsuit for breach of contract and covenant not to compete and intellectual property disclosure against David J. Hall (a former employee) and ART Advanced Research Technologies Inc. (his current employer) in the Superior Court of the Province of Quebec, District of Montreal, Case no. 500-05-058294-008.

On August 25, 1999, we were served with a civil lawsuit by Andrew Abraham Skolnick with regard to certain employment matters which we believe to be without merit. The suit was resolved to the parties' mutual satisfaction and dismissed by stipulation. The terms of the resolution are confidential.

has occurred that would have a Material Adverse Effect on the Company, except as disclosed in the SEC Documents.

         Section 4.11 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations that are material, individually or in the aggregate, and that are not disclosed in the SEC Documents or otherwise publicly announced, other than those incurred in the ordinary course of the Company's businesses since March 1, 1999 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

         Section 4.12 NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. Since November 2000, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

         Section 4.13 NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act.

         Section 4.14 LITIGATION AND OTHER PROCEEDINGS. Except as may beset forth in the SEC Documents, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which would have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect.
         Section 4.15 NO MISLEADING OR UNTRUE COMMUNICATION. The Company, any Person representing the Company, and, to the knowledge of the Company, any other Person selling or offering to sell the Put Shares or the Blackout Shares, if any, in connection with the transactions contemplated by this Agreement, have not made, at any time, any oral communication in connection with the offer or sale of the same which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

         Section 4.16 MATERIAL NON-PUBLIC INFORMATION. The Company is not in possession of, nor has the Company or its agents disclosed to Investor, any material non-public information that (a) if disclosed, would reasonably be expected to have a materially adverse effect on the price of the Common Stock or(b) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

         Section 4.17.

                  a. OFFSHORE TRANSACTION. The Company has not offered these securities to any person in the United States or to any U.S. person as that term is defined in Regulation S.

                  b. NO DIRECTED SELLING EFFORTS. In regard to this transaction, the Company has not conducted any "direct selling efforts" as that term is defined in Rule 902 of Regulation S nor has Company conducted any general solicitation relating to the offer and the sale of the within securities to persons resident within the United States or elsewhere.

                  c. FILINGS. The Company undertakes and agrees pursuant to the sale of its securities under Regulation S to make all necessary filings in connection with the sale of its securities as required by the laws and regulations of all appropriate jurisdictions.

                                   ARTICLE V

                              COVENANTS OF INVESTOR

         Section 5.1 COMPLIANCE WITH LAW. Investor's trading activities with respect to shares of the Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the NASD and the Principal Market on which the Common stock is listed.

                           ARTICLE VI

                            COVENANTS OF THE COMPANY

         Section 6.1 REGISTRATION RIGHTS. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all respects with the terms thereof.

         Section 6.2 RESERVATION OF COMMON STOCK. As of the date hereof, the Company has available and the Company shall reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares and the Blackout Shares, if any; such amount of shares of Common Stock to be reserved shall be calculated based upon a minimum Purchase Price of $.93(50% of Current Price) for the Put Shares under the terms and conditions of this Agreement and a good faith estimate by the Company in consultation with Investor of the number of Blackout Shares, if any, that will need to be issued. The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder.

         Section 6.3 LISTING OF COMMON STOCK. The Company shall maintain the listing of the Common Stock on a Principal Market, and will cause the Put Shares and the Blackout Shares, if any, to be listed on the Principal Market. The Company further shall, if the Company applies to have the Common Stock traded on any other Principal Market, include in such application the Put Shares and the Blackout Shares, if any, and shall take such other action as is necessary or desirable in the reasonable opinion of Investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company shall use its commercially reasonable efforts to continue the listing and trading of the Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Principal Market.

         Section 6.4 EXCHANGE ACT REGISTRATION. The Company shall take all commercially reasonable steps to cause the Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will use its commercially reasonable efforts to comply in all material respects with its reporting and filing obligations under said Act, and will not take any action or file any document (whether or not permitted by said Act or the rules thereunder)to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

         Section 6.5 LEGENDS. The certificates evidencing the Put Shares and the Blackout Shares, if any, shall be free of legends, except as provided for in
Article VIII.

         Section 6.6 CORPORATE EXISTENCE. The Company shall take all commercially reasonable steps necessary to preserve and continue the corporate existence of the Company.

         Section 6.7 ADDITIONAL SEC DOCUMENTS. The Company shall deliver to Investor, promptly after the originals thereof are submitted to the SEC for filing, copies of all SEC Documents so furnished or submitted to the SEC.

         Section 6.8 NOTICE OF CERTAIN EVENTS AFFECTING REGISTRATION; SUSPENSION OF RIGHT TO MAKE A PUT. The Company shall promptly notify Investor upon the occurrence of any of the following events in respect of a registration statement or related prospectus in respect of an offering of Registrable Securities: (a) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus; (b) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (c) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (d) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the registration statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (e) the Company's reasonable determination that a post-effective amendment to the registration statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to Investor any Put Notice during the continuation of any of the foregoing events.

         Section 6.9 EXPECTATIONS REGARDING PUT NOTICES. Within ten(10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company undertakes to notify Investor as to its reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of Put Notices. Such notification shall constitute only the Company's good faith estimate with respect to such calendar quarter and shall in no way obligate the Company to raise such amount during such calendar quarter or otherwise limit its ability to deliver Put Notices during such calendar quarter. The failure by the Company to comply with this provision can be cured by the Company's notifying Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

         Section 6.10 CONSOLIDATION; MERGER. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to Investor such shares of Common Stock and/or securities as Investor is entitled to receive pursuant to this Agreement.

         Section 6.11 ISSUANCE OF PUT SHARES AND BLACKOUT SHARES. The sale of the Put Shares and the issuance of the Blackout Shares, if any, shall be made in accordance with the provisions and requirements of Regulation D and any applicable state law.

         Section 6.12 REIMBURSEMENT. If (i) Investor, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any shareholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Investor is impleaded in any such action, proceeding or investigation by any person, or (ii)

Investor, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under the federal securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Investor is impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company will reimburse Investor for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Investor is a named party, the Company will pay to Investor the charges, as reasonably determined by Investor, for the time of any officers or employees of Investor devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this section shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of Investor that are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of Investor and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Investor and any such affiliate and any such person.

         Section 6.13 DILUTION. The number of shares of Common Stock issuable as Put Shares may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the period between the Effective Date and the end of the Commitment Period. The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Put Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

    Section 6.14 USE OF PROCEEDS. The Company will use the proceeds received hereunder (excluding amounts paid by the Company for legal fees, finder's fees and escrow fees in connection with the sale of the Common Stock) for internal working capital purposes, and, unless specifically consented to in advance in each instance by the Investor, the Company shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person or for the repayment of any outstanding loan by the Company to any other party except the Series K Convertible Preferred Stock offering.

         Section 6.15 CERTAIN AGREEMENTS. (i) The Company covenants and agrees that it will not, without the prior written consent of the Investor, enter into any subsequent or further offer or sale of Common Stock or Common Stock Equivalents (collectively, "New Common Stock") with any third party pursuant to a transaction which in any manner permits the sale of the New Common Stock on any date which is thirty (30) days prior or subsequent to any Additional Closing Date.

                  (ii) The provisions of subparagraph 6.15(i) will not apply to
(w) Common Stock issued pursuant to an exemption from registration under the Securities Act of 1933; (x) an underwritten public offering of shares of Common Stock or Preferred Stock; (y) an offering of convertible Preferred Stock at market or above; or (z) the issuance of securities (other than for cash) in connection with an acquisition, merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests.

                  (iii) In the event the Company breaches the provisions of this Section , the Discount (as defined in shall be amended to be equal to (x)110% of the Discount set forth herein and the Investor may terminate its obligations under this Agreement and demand such amounts as may be owing under Section 2.1.

                                   ARTICLE VII

                            CONDITIONS TO DELIVERY OF
                      PUT NOTICES AND CONDITIONS TO CLOSING

         Section 7.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL COMMON STOCK. The obligation hereunder of the Company to issue and sell the Put Shares to Investor incident to each Closing is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below.

                  (a) ACCURACY OF INVESTOR'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Closing as though made at each such time, except for changes which have not had a Material Adverse Effect.

                  (b) PERFORMANCE BY INVESTOR. Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Investor at or prior to such Closing.

         Section 7.2 CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO DELIVER A PUT NOTICE AND THE OBLIGATION OF INVESTOR TO PURCHASE PUT SHARES. The right of the Company to deliver a Put Notice and the obligation of Investor hereunder to acquire and pay for the Put Shares incident to a Closing is subject to the satisfaction, on (a) the date of delivery of such Put Notice and (b) the applicable Closing Date (each a "CONDITION SATISFACTION DATE"), of each of the following conditions:

                  (a) REGISTRATION OF REGISTRABLE SECURITIES WITH THE SEC. As set forth in the Registration Rights Agreement, the Company shall have filed with the SEC the Initial Registration Statement with respect to the resale of the Initial Registrable Securities by Investor and such Registration Statement shall have been declared effective by the SEC prior to the first Put Date. For the purposes of any Put Notice with respect to the Registrable Securities other than the Initial Registrable Securities, the Company shall have filed with the SEC a Registration Statement with respect to the resale of such Registrable Securities by Investor which shall have been declared effective by the SEC prior to the Put Date therefore.

                  (b) EFFECTIVE REGISTRATION STATEMENT. As set forth in the Registration Rights Agreement, a Registration Statement shall have previously become effective for the resale by Investor of the Registrable Securities subject to such Put Notice and such Registration Statement shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action),and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist.

                  (c) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or Investor.

                  (d) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

                  (e) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

                  (f) ADVERSE CHANGES. Since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

                  (g) NO SUSPENSION OF TRADING IN OR DELISTING OF COMMON STOCK. The trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or the NASD and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market.

                  (h) LEGAL OPINION. The Company shall have caused to be delivered to Investor, within five (5) Trading Days of the effective date of the Initial Registration Statement and each subsequent Registration Statement, an opinion of the Company's legal counsel in the form of Exhibit C hereto, addressed to Investor.


                  (i) [INTENTIONALLY OMITTED]


                  (j) TEN PERCENT LIMITATION. On each Closing Date, the number of Put Shares then to be purchased by Investor shall not exceed the number of such shares that, when aggregated with all other shares of Registrable Securities then owned by Investor beneficially or deemed beneficially owned by Investor, would result in Investor owning no more than [9.9%] of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.2(j), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement and Blackout Shares, if any, would own more than 9.9% of the Common Stock following such Closing Date.


                  (k) MINIMUM BID PRICE AND WEIGHTED AVERAGE VOLUME. The average of the Bid Prices and the Weighted Average Volume for the fifteen (15) Trading Days immediately preceding each of the Put Notice and the Closing Date, shall have equaled or exceeded $.50 and $100,000 respectively (as adjusted for stock splits, stock dividends, reverse stock splits, and similar events).


                  (l) NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen Trading Days following the Trading Day on which such Notice is deemed delivered).

                  (m) TRADING CUSHION. The Trading Cushion shall have elapsed since the immediately preceding Put Date.

                  (n) SHAREHOLDER VOTE. The issuance of shares of Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

                  (o) NO VALUATION EVENT. No Valuation Event shall have occurred since the Put Date.

                  (p) OTHER. On each Condition Satisfaction Date, Investor shall have received and been reasonably satisfied with such other certificates and documents as shall have been reasonably requested by Investor in order for Investor to confirm the Company's satisfaction of the conditions set forth in this Section 7.2., including, without limitation, a certificate in substantially the form and substance of Exhibit D hereto, executed by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.

                  Section 7.3 DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION.

                  (a) The Company shall make available for inspection and review by Investor, advisors to and representatives of Investor (who may or may not be affiliated with Investor and who are reasonably acceptable to the Company), any Underwriter, any Registration Statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by Investor or any such representative, advisor or Underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of such Registration. This is subject to SEC Rule FD.

                  (b) Each of the Company, its officers, directors, employees and agents shall in no event disclose non-public information to Investor, advisors to or representatives of Investor.

                  (c) Nothing herein shall require the Company to disclose non-public information to Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company shall, as hereinabove provided, immediately notify the advisors and representatives of Investor and any Underwriters of any event or the existence of any circumstance(without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in a Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 7.3 shall be construed to mean that such persons or entities other than Investor (without the written consent of Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms and conditions of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, any Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in such Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE VIII

                                     LEGENDS

                  Section 8.1 LEGENDS. Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend (the "LEGEND"):

                  The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Securities Act") or qualified under applicable state securities laws. These securities may not be offered, sold, pledged, hypothecated, transferred or otherwise disposed of except pursuant to (I) an effective registration statement and qualification in effect with respect thereto under the Securities Act and under any applicable state securities law,
                  (ii) to the extent applicable, Rule 144 under the Securities Act, or (iii) an opinion of counsel reasonably acceptable to the Company that such registration and qualification is not required under applicable federal and state securities laws."

As soon as practicable after the execution and delivery hereof, the Company shall issue to the Transfer Agent Instructions in substantially the form of Exhibit E hereto. Such instructions shall be irrevocable by the Company from and after the date thereof or from and after the issuance thereof except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the Transfer Agent to issue to Investor certificates evidencing shares of Common Stock incident to a Closing, free of the Legend, without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the Transfer Agent by or from the Company or its counsel or Investor; provided that (a) a Registration Statement shall then be effective, (b) Investor confirms to the Transfer Agent and the Company that it has or intends to sell such Common Stock to a third party which is not an affiliate of Investor or the Company and Investor agrees to redeliver the certificate representing such shares of Common Stock to the Transfer Agent to add the Legend in the event the Common Stock is not sold, and
(c) if reasonably requested by the transfer agent or the Company, Investor confirms to the transfer agent and the Company that Investor has complied with the prospectus delivery requirement under the Securities Act. At any time after the Effective Date, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered.

         Section 8.2 NO OTHER LEGEND OR STOCK TRANSFER RESTRICTIONS. No legend other than the one specified in Section 8.1 has been or shall be placed on the share certificates representing the Common Stock and no instructions or "stop transfers orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VIII.

         Section 8.3 COVER. If the Company fails for any reason to deliver the Put Shares on such Closing Date and the holder of the Put Shares (a "Investor") purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by such Investor (the "Sold Shares"), which delivery such Investor anticipated to make using the Put Shares (a "Buy-In"), then the Company shall pay to such Investor, in addition to all other amounts contemplated in other provisions of the Transaction Documents, and not in lieu thereof, the Buy-In

Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) such Investor's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by such Investor from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to such Investor in immediately available funds immediately upon demand by such Investor. By way of illustration and not in limitation of the foregoing, if such Investor purchases Covering Shares having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock that it sold for net proceeds of $10,000, the Buy-In Adjustment Amount that the Company will be required to pay to such Investor will be $1,000.

         Section 8.4 INVESTOR'S COMPLIANCE. Nothing in this Article VIII shall affect in any way Investor's obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.

         Section 8.5 OFFSHORE TRANSACTIONS. Subject to the completeness and accuracy of the Buyer's representations and warranties herein, upon request of an investor who is a non-U.S. Person, and following the expiration of any applicable Distribution Compliance Period (as those terms are defined in Regulation S), the Company, shall, at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates without restrictive legend or stop orders in the name of Investor (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by Investor. Nothing in this Section, however, shall affect in any way Investor's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the Common Stock.

                                   ARTICLE IX

                            NOTICES; INDEMNIFICATION

         Section 9.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served,(b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

         If to the Company:         Imaging Diagnostic Systems, Inc.
                                    6531 NW 18th Court
                                    Plantation, FL 33313
                                    Telephone No.: (954) 581-9800
                                    Telecopier No.: (954) 581-0555

with a copy (which shall not constitute notice) to:

                                    Robert B. Macaulay, Esq.
                                    Mitrani, Rynor, Adamsky, Macaulay &
                                    Zorrilla, P.A.
                                    2200 Suntrust Int'l Center
                                    One Southeast Third Avenue
                                    Miami, FL 33131
                                    Telephone No.: (305) 358-0050
                                    Telecopier No.: (305) 358-0550

if to Investor:

                                    Charlton Avenue LLC
                                    c/o Citco Trustees (Cayman) Limited
                                    P.O. Box 31106  SMB
                                    Grand Cayman, Cayman Islands
                                    British West Indies


with a copy to:

                                    Krieger & Prager, LLP
                                    Suite 1440
                                    39 Broadway
                                    New York, New York 10006
                                    Telephone:  (212) 363-2900
                                    Facsimile:  (212) 363-2999

Either party hereto may from time to time change its address or facsimile number for notices under this Section 9.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

         Section 9.2  INDEMNIFICATION.

                  The Company agrees to indemnify and hold harmless Investor and its officers, directors, employees, and agents, and each Person or entity, if any, who controls Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Controlling Persons (as defined in the Registration Rights Agreement) from and against any Damages, joint or several, and any action in respect thereof to which Investor, its partners, affiliates, officers, directors, employees, and duly authorized agents, and any such Controlling Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, as such Damages are incurred, except to the extent such Damages result primarily from Investor's failure to perform any covenant or agreement contained in this Agreement or Investor's or its officer's, director's, employee's, agent's or Controlling Person's negligence, recklessness or bad faith in performing its obligations under this Agreement.

         Section 9.3 METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party (as defined below) under Section 9.2 shall be asserted and resolved as follows:

                  (a) In the event any claim or demand in respect of which any person claiming indemnification under any provision of Section 9.2 (an "INDEMNIFIED PARTY") might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a person other than a party hereto or an affiliate thereof (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of Section 9.2 against any person (the "INDEMNIFYING PARTY"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third

Party Claim (a "CLAIM NOTICE") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the "DISPUTE PERIOD") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.(i)If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 9.2). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified

Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may takeover the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.2 with respect to such Third Party Claim. (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party(with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause(iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under
Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

                  (b) In the event any Indemnified Party should have a claim under Section 9.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "INDEMNITY NOTICE") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

                  (c) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii)any liabilities the Indemnifying Party may be subject to.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. Each of the Company and Investor hereby submit to the exclusive jurisdiction of the United States Federal and state courts located in Delaware with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.


         Section 10.2 JURY TRIAL WAIVER. The Company and the Investor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with the Transaction Documents.


         Section 10.3 SPECIFIC ENFORCEMENT. The Company and the Investor acknowledge and agree that irreparable damage would occur to the Investor in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.
         Section 10.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and Investor and their respective successors and permitted assigns. Neither this Agreement nor any rights of Investor or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any transferee of any of the Common Stock purchased or acquired by Investor hereunder with respect to the Common Stock held by such person, and (b) Investor's interest in this Agreement may be assigned at any time, in whole but not in part, to any affiliate of Investor.

         Section 10.5 THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and Investor and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 10.6 TERMINATION. This Agreement shall terminate twelve(12) months after the commencement of the Commitment Period (unless extended by the agreement of the Company and Investor); provided, however, that the provisions of Article VI, VIII, and Sections [10.3 and 10.4] shall survive the termination of this Agreement.

         Section 10.7 ENTIRE AGREEMENT, AMENDMENT; NO WAIVER. This Agreement and the instruments referenced herein contain the entire understanding of the Company and Investor with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.


         Section 10.8 FEES AND EXPENSES. Each of the Company and Investor agrees to pay its own expenses in connection with the preparation of this Agreement and performance of its obligations hereunder, except that Spinneret Financial Systems, Inc. shall pay Krieger & Prager, LLP the fee of $35,000 for this transaction and the Bridge Financing Documents, and $2,000 at each subsequent Closing. In addition, the Company shall pay all reasonable fees and expenses incurred by the Investor in connection with any amendments, modifications or waivers of this Agreement or the Registration Rights Agreement or incurred in connection with the enforcement of this Agreement and the Registration Rights Agreement, including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.


         Section 10.9 NO BROKERS. Each of the Company and Investor represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party, except that the company agrees to pay the consultant, Spinneret Financial Systems, Inc., a fee in the amount of 5% of the new money funded excluding the first $4,950,000. The Company on the one hand, and Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

         Section 10.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the Company and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the parties so delivering this Agreement.

         Section 10.11 SURVIVAL; SEVERABILITY. The representations, warranties, covenants and agreements of the Company hereto shall survive each Closing hereunder for a period of one (1) year thereafter. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

         Section 10.12 FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         Section 10.13 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

         Section 10.14 EQUITABLE RELIEF. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Investor. The Company therefore agrees that Investor shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         Section 10.15 TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

         Section 10.16 REPORTING ENTITY FOR THE COMMON STOCK. The reporting entity relied upon for the determination of the trading price of the Common Stock on any given Trading Day for the purposes of this Agreement shall be

Bloomberg L.P. or any successor thereto. The written mutual consent of Investor and the Company shall be required to employ any other reporting entity.

         Section 10.17 PUBLICITY. The Company and Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Investor without the prior written consent of such Investor, except to the extent required by law. Investor acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

     Section 10.18 Volume Restriction. The investor shall not on any Trading Day sell shares of the Common Stock in excess of 15% of the daily volume of the Common Stock on the prior Trading Day.

    Section 10.19 REGISTRATION RIGHTS AGREEMENT The Parties' Registration Rights Agreement dated August 17, 2000 is hereby amended to provide that all references to the "Private Equity Agreement" shall be to this Amended Private Equity Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Private Equity Credit Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.



                                            By: /s/ Linda B. Grable
                                                    Name: Linda B. Grable
                                                    Title: President


                                            CHARLTON AVENUE LLC



                                            By: /s/ David Sims
                                                    Name:David Sims
                                                    Title:Director
                                                    Navigator Management Ltd.

                                    EXHIBITS



EXHIBIT A                                   Registration Rights Agreement

EXHIBIT B                                   Put Notice

EXHIBIT C                                   Opinion

EXHIBIT D                                   Closing Certificate

EXHIBIT E                                   Transfer Agent Instructions

EXHIBIT F                                   Schedule 4.3

                                   EXHIBIT A

                         REGISTRATION RIGHTS AGREEMENT

Filed as Exhibit 10.34 to Imaging Diagnostic Systems, Inc.'s Form 10-KSB for the fiscal year ending June 30, 2000 filed on Septeember 14, 2000.


                                    EXHIBIT B


                                   PUT NOTICE


TO:

         We refer to the Private Equity Credit Agreement dated ___________, 2000 (the "Agreement") made between ourselves as the issuer and you as the subscriber. Expressions defined or to which a meaning is assigned in the Private Equity Credit Agreement shall, unless the context otherwise requires, bear the same meaning when used herein.

         We hereby:

               1. give you notice that we require you to subscribe for _$ in__________ Common Stock of _________________(the "Investment
          Amount"); and

               2. certify that the conditions stipulated in Article VII of the Private Equity Credit Agreement have been fulfilled and satisfied.

         For and on behalf of




                                             By:
 ____________________________________________
                                             Name:
                                             Title:
                                             Date:
 __________________________________________

Note:

The date of Closing must fall on the 11th Trading Day after the date of this notice.

                      [TO BE DELIVERED AT INITIAL CLOSING]



                              EXHIBIT C TO PRIVATE
                             EQUITY CREDIT AGREEMENT


                             _________________, 2000




Purchasers of [Company] [Describe Securities]
c/o Krieger & Prager, LLP
39 Broadway
New York, New York  10006

                                            Re:      [Company]

Ladies and Gentlemen:

     We have acted as counsel to [Company], a corporation incorporated under the laws of the State of (the "Company"), in connection with the proposed issuance and sale of ______________ (the "Securities") pursuant to the Private Equity Credit Agreement , dated ______________ between the Company and _____________ (the "Investor"), including all Exhibits and Appendices annexed thereto and all documents and instruments executed and delivered as contemplated thereby (collectively, the "Transaction Agreements").

     In connection with rendering the opinions set forth herein, we have examined drafts of the Transaction Agreements, the Company's Certificate of Incorporation, and its Bylaws, each as amended to date [other documents - describe], the proceedings of the Company's Board of Directors taken in connection with entering into the Transaction Agreements, and such other documents, agreements and records as we deemed necessary to render the opinions set forth below.

     In conducting our examination, we have assumed the following: (i) that each of the Transaction Agreements has been executed by each of the parties thereto in the same form as the forms which we have examined, (ii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and accuracy of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, (iii) that each of the Agreements has been duly and validly authorized, executed, and delivered by the party or parties thereto other than the Company, and (iv) that each of the Transaction Agreements constitutes the valid and binding agreement of the party or parties thereto other than the Company, enforceable against such party or parties in accordance with the Agreements' terms.

         Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of _________, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company owns or leases properties, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conduct its business.

     2. The authorized capital stock of the Company consists of ___________ shares of Common Stock, par value per share, ("Common Stock") and ___________ shares of Preferred Stock, par value $______ per share; [describe classes if applicable].

     3. The Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended and the Company has timely filed all the material required to be filed pursuant to Sections 13(a) or 15(d) of such Act for a period of at least twelve months preceding the date hereof.

     4. When duly countersigned by the Company's transfer agent and registrar, and delivered to you or upon your order against payment of the agreed consideration therefor in accordance with the provisions of the Transaction Agreements, the Common Stock as described in the Transaction Agreements represented thereby will be duly authorized and validly issued, fully paid and nonassessable, free of any liens, encumbrances, stop transfer orders or restrictive legends.

     5. The Company has the requisite corporate power and authority to enter into the Transaction Agreements and to sell and deliver the Securities and the Common Stock to be issued upon the conversion of the Securities as described in the Transaction Agreements; each of the Transaction Agreements has been duly and validly authorized by all necessary corporate action by the Company to our knowledge, no approval of any governmental or other body is required for the execution and delivery of each of the Transaction Agreements by the Company or the consummation of the transactions contemplated thereby; each of the Transaction Agreements has been duly and validly executed and delivered by and on behalf of the Company, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally, and except as to compliance with federal, state, and foreign securities laws, as to which no opinion is expressed.

     6. To the best of our knowledge, after due inquiry, the execution, delivery and performance of the Transaction Agreements by the Company and the performance of its obligations thereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provision of (i) the Company's Certificate of Incorporation or By-Laws, each as currently in effect, (ii) any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable statute or regulation, or (iv) any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property.

     7. The issuance of Common Stock in accordance with the terms and conditions of the Transaction Agreements, will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

     8. The Registration Statement on Form ____ (File No. 333-______________) of the Company (the "Registration Statement") was declared effective at ____________M. Eastern Time on ____________, 2000. No stop order or other proceeding suspending the effectiveness of the Registration Statement covering any Common Stock has been issued or initiated.

     9. To the best of our knowledge, after due inquiry, there is no pending or threatened litigation, investigation or other proceedings against the Company [except as described in Exhibit A hereto].

     To the extent any of the foregoing opinions is based on information or representations of one or more specified individuals, organizations, agencies or entities or is stated to be "to the best of our knowledge," we hereby confirm that, after due inquiry which we consider to be appropriate for the issues involved in rendering such opinion, we are aware of no information inconsistent with such opinion there expressed.

     This opinion is rendered only with regard to the matters set out in the numbered paragraphs above. No other opinions are intended nor should they be inferred. This opinion is based solely upon the laws of the United States and the State of (state identified in governing law section(if you are admitted there); otherwise the state where you are admitted,) as currently in effect, and the (specify proper title of [General] Corporation Law) of the State of [where Company incorporated] and does not include an interpretation or statement concerning the laws of any other state or jurisdiction. Insofar as the enforceability of the Transaction Agreements may be governed by the laws of other states, we have assumed that such laws are identical in all respects to the laws of the State of (identify the State where you are admitted named in the first blank in this paragraph.)

         The opinions expressed herein are given to you solely for your use in connection with the transaction contemplated by the Transaction Agreements and may not be relied upon by any other person or entity or for any other purpose without our prior consent.

                                      Very truly yours,



                                      By: __________________________

                                    EXHIBIT D

                     CERTIFICATE OF CHIEF EXECUTIVE OFFICER

                                       OF

                         _____________________________



     The undersigned, the Chief Executive Officer of ____________________ hereby certifies that:

     1. The representations and warranties of ______________________ , set forth in a certain Private Equity Credit Agreement (the "Agreement"), dated the ____ day of ____________, 2000, by and among ______________________________ (the
"Company"), and ("Investor") (and in any other agreements, documents or instruments delivered by the Company to Investor contemporaneously therewith) are each true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof.

     2. The Company has performed and complied with all the agreements, obligations, and conditions required by the Agreement (and any other agreements, documents or instruments delivered by the Company to Investor contemporaneously therewith) to be performed and complied with by the Company, on or before the date hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto affixed his hand as of the ___ day of ____________, 2000.

                                    By: ____________________________________
                                            Its _______________________________

                                    EXHIBIT E

                           TRANSFER AGENT INSTRUCTIONS


                            __________________, 2000




Ladies & Gentlemen:

         Reference is made to that Certain Private Equity Credit Agreement (the "Agreement") between ___________________________, a ______________ corporation
(the "Company"), and the buyers named therein (the "Investors") pursuant to which the Company is issuing to the Investor shares (the "Shares") of the Company's common stock, $____ par value per share (the "Common Stock") and certain Common Stock purchase warrants (the "Warrants") which shall be exercisable into shares of Common Stock. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as "Warrant Shares"). The Shares and Warrant Shares are collectively referred to herein as "Underlying Shares".

         This letter shall serve as our irrevocable authorization and direction to you (provided that ou are the transfer agent for the Company with respect to its Common Stock at such time) to issue Underlying Shares from time to time upon notice from the Company to issue such Underlying Shares. So long as you have previously received (x) an opinion of the Company's outside counsel substantially in the form of Exhibit I attached hereto (which the Company shall direct be delivered to you by such outside counsel upon the effectiveness of the registration statement covering resales of Underlying Shares) stating that a registration statement covering resales of Underlying Shares has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and that Underlying Shares may be issued (or reissued if they have been issued at a time when there was not such an effective registration statement) or resold without any restrictive legend (the "Opinion"), (y) a copy of such registration statement and (z) an appropriate representation that the resale prospectus contained in the registration statement has been delivered in compliance with applicable rules and regulations, then certificates representing Underlying Shares shall not bear any legend restricting transfer of Underlying Shares thereby and should not be subject to any stop-transfer restriction. Provided, however, that if you have not previously received a copy of the Opinion, such registration statement and such representation, t hen certificates representing Underlying Shares shall bear the following legend:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

and, provided, further, that the Company may, from time to time, notify you to place stop-transfer restrictions on the certificates for Underlying Shares in the event, but only in the event, a registration statement covering Underlying Shares is subject to amendment for events then current.

         Please be advised that the Investors have relied upon this instruction letter as an inducement to enter into the Purchase Agreement and, accordingly, the Investors, are a third party beneficiary to these instructions.

         Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at _______________________.


                                       Very truly yours,





                                       By: ________________________________
                                                Name: ________________________
                                                Title: _______________________

ACKNOWLEDGED AND AGREED:

            [TRANSFER AGENT]
____________________________


By: ____________________________________
         Name: _________________________
         Title: ________________________
         Tel.: _________________________

                        [FORM OF OUTSIDE COUNSEL OPINION]




[Addressee]
[Address]



TO WHOM IT MAY CONCERN:

         The Registration Statement on Form ____ (File No. 333-______________) of the Company (the "Registration Statement"), a copy of which is enclosed, was declared effective at ____________M. Eastern Time on ____________, 2000. Upon issuance of the Underlying Shares referred to in the Company's instruction letter attached, and provided that you have received a copy of the representation pursuant to item (z) in the second paragraph of such instruction letter, you are authorized to issue certificates for the Company's common stock without restrictive legends. No stop order suspending the effectiveness of the Registration Statement covering any or ________________________________.


                                                Very truly yours,

SCHEDULE 4.3                                                        EXHIBIT F

                        Imaging Diagnostic Systems, Inc.
                       Warrants Outstanding as of 8/17/00

                                                               Cash Proceeds
  Warrants              Holder          Shares      Price      to the Company
  --------              ------          ------      -----      --------------
Series C                 Concorde       50,000     $1.562     $   78,100.00
Series C                 Austost        17,500     $1.630     $   28,525.00
Series C                 UFH End.       17,500     $1.630     $   28,525.00
Series C                 Chris Baum      5,000     $1.630     $    8,150.00
Series C                 Avalon         20,000     $1.630     $   32,600.00
Series C                 Dominion       25,000     $1.630     $   40,750.00
Series C                 Cuttyhunk      20,000     $1.630     $   32,600.00
Series D                 Avalon         25,000     $1.220     $   30,500.00
Series E                 Austost        12,500     $1.093     $   13,662.50
Series E                 Balmore        12,500     $1.093     $   13,662.50
Series G                 Guar. & Fin.   13,125     $0.500     $    6,562.50
Series H (A)             Austost        25,000     $1.000     $   25,000.00
Series H (A)             Balmore        25,000     $1.000     $   25,000.00
Series H (A)             Settondown     25,000     $1.000     $   25,000.00
Series H (B)             Austost        25,000     $1.500     $   37,500.00
Series H (B)             Balmore        25,000     $1.500     $   37,500.00
GCA Global Advisors                     50,000     $1.000     $   50,000.00
Aspen International, Ltd.               50,000     $1.452     $   72,600.00
                                   ------------               --------------
          Total                        443,125                $  586,237.50